Exhibit 99.1

Behringer Harvard Acquires Luxury Multifamily
Community in San Francisco’s East Bay

DALLAS, September 26, 2011 — Behringer Harvard announced today its acquisition of Renaissance, a 132-unit luxury multifamily community approximately 30 miles east of San Francisco in Concord, California. The property also includes an adjacent 2.7-acre land parcel slated for future development.

“With outstanding amenities and an exceptional location near major traffic arteries and public transit options, Renaissance has enjoyed strong demand from young professionals working in the East Bay area and those commuting to major employment centers in San Francisco and Oakland,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “Renaissance is the newest and best-appointed rental property in the affluent area of Concord, and its homes offer about one-third more living space than most competitive properties in the submarket.”

The luxury apartments at Renaissance were constructed in 2008 at 1825 Galindo Street. Averaging 1,179 square feet, the apartments were built to condominium-quality specifications. Units feature up to three bedrooms and two baths; nine-foot ceilings; gourmet kitchens with granite countertops, stainless steel appliances and natural beech cabinets; ceramic tile flooring; walk-in closets with mirrored doors; and full-size washers and dryers. Common-area amenities include a resort-style pool with spa and sundeck, a state-of-the-art fitness center, a social lounge with fireplace and fully equipped kitchen, a barbecue area, and a business center. Resident security is enhanced by 24-hour video monitoring and secured underground parking.

Renaissance offers a pedestrian-friendly location in central Concord. The community is within easy walking distance of the Bank of America campus and other businesses at the 1 million-square-foot Concord Tech office park. It’s also near Todos Santos Plaza, a downtown park and town center that occupies an entire city block and offers a farmers market and events such as free summer concerts. Other nearby amenities include a new 12-screen cinema and dozens of Concord’s finest restaurants and boutiques. The Concord Bay Area Rapid Transit (BART) light rail station is less than a mile from Renaissance, and residents have convenient access to Interstate 680 and Highways 242 and 4.

This investment was made through a joint venture between Behringer Harvard Multifamily REIT I, Inc. and PGGM Private Real Estate Fund, an investment vehicle for Dutch pension funds. Including this most recent investment, the portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 41 multifamily communities in 13 states comprising 10,999 apartment homes.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality alternative investment programs for individual and institutional investors. Programs sponsored and managed by the Behringer Harvard group of companies have attracted equity of more than $5 billion and made investments into more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current

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expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Multifamily REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler	Nicole Traycoff
Behringer Harvard	Richards Partners for Behringer Harvard
bmarler@behringerharvard.com	nicole_traycoff@richards.com
469.341.2312	214.891.5751

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